NEWS RELEASE
Molson Coors Beverage Company Reports 2025 Third Quarter Results
_________________________________________________________________________________________________________________________________________
Golden, Colorado and Montréal, Québec – November 4, 2025 – Molson Coors Beverage Company ("MCBC," "Molson Coors" or "the Company") (NYSE: TAP, TAP.A; TSX: TPX.A, TPX.B) today reported results for the 2025 third quarter.
2025 THIRD QUARTER FINANCIAL HIGHLIGHTS1
•Net sales decreased 2.3% reported and 3.3% in constant currency.
•U.S. GAAP loss before income taxes of $3,495.5 million declined $3,826.9 million from income before income taxes in the prior year largely driven by a $3,645.7 million non-cash partial goodwill impairment charge as well as $273.9 million non-cash intangible asset impairment charges.
•Underlying (Non-GAAP) income before income taxes was $426.0 million, a decrease of 11.9% in constant currency.
•U.S. GAAP net loss attributable to MCBC of $2,927.6 million, $14.79 loss per share on a diluted basis. Underlying (Non-GAAP) diluted EPS of $1.67 decreased 7.2%.
CEO AND CFO PERSPECTIVES

Rahul Goyal, President and Chief Executive Officer Statement:
"Our third quarter performance was largely aligned with our expectations for the second half of the year for the industry and our share performance in the U.S. We continue to believe that the incremental softness in the industry this year is cyclical. And we believe we are well positioned with a healthy balance sheet, strong free cash flow, and great brands that serve a wide range of consumer occasions and preferences to help us navigate these near-term macroeconomic headwinds while investing in our business to support long-term growth."
"We recognize the challenges and opportunities ahead of us, and we are moving with a sense of urgency and a clear purpose to address them. Since I assumed the role of CEO on October 1, we have announced decisive moves to the leadership team and our Americas organizational structure that are designed to create a leaner, more agile organization while advancing our ability to reinvest in the business and return cash to shareholders."
"Results will take some time, but we are confident that we have the right brands and plans to be successful, and we look forward to sharing more detail on our strategy and objectives in the coming months."

Tracey Joubert, Chief Financial Officer Statement:
"Our underlying quarterly financial results were largely as expected with lower financial volumes driven by a challenging industry and increased competition as well as cycling the prior year contract brewing volumes along with continued pressure on our commodity pricing, partly offset by lower incentive compensation costs. Based on these results, we are reaffirming our full year guidance, but we now expect to come in at the low end of the ranges for our key metrics."
"In recent years, we have greatly enhanced our financial flexibility, and we remain committed to improving total shareholder returns. With a disciplined approach to capital deployment, we intend to balance investments to enhance our product portfolio, while continuing to return cash to shareholders through our share repurchase program and our dividend."

1 See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

CONSOLIDATED PERFORMANCE - THIRD QUARTER 2025

	For the Three Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2025	September 30, 2024	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$2,973.5	$3,042.7	(2.3)%	$30.5	(3.3)%
U.S. GAAP income (loss) before income taxes	$(3,495.5)	$331.4	N/M	$(9.0)	N/M
Underlying income (loss) before income taxes(1)	$426.0	$479.5	(11.2)%	$3.8	(11.9)%
U.S. GAAP net income (loss)(2)	$(2,927.6)	$199.8	N/M
Per diluted share	$(14.79)	$0.96	N/M
Underlying net income (loss)(1)	$330.8	$374.4	(11.6)%
Per diluted share(3)	$1.67	$1.80	(7.2)%
Financial volume(4)	19.385	20.629	(6.0)%
Brand volume(4)	20.366	21.332	(4.5)%

	For the Nine Months Ended
($ in millions, except per share data) (Unaudited)	September 30, 2025	September 30, 2024	Reported Increase (Decrease)	Foreign Exchange Impact	Constant Currency Increase (Decrease)(1)
Net sales	$8,478.4	$8,891.4	(4.6)%	$42.2	(5.1)%
U.S. GAAP income (loss) before income taxes	$(2,784.3)	$1,156.7	N/M	$(4.9)	N/M
Underlying income (loss) before income taxes(1)	$1,088.6	$1,269.5	(14.2)%	$8.6	(14.9)%
U.S. GAAP net income (loss)(2)	$(2,377.9)	$834.6	N/M
Per diluted share	$(11.87)	$3.96	N/M
Underlying net income (loss)(1)	$844.8	$981.4	(13.9)%
Per diluted share(3)	$4.20	$4.65	(9.7)%
Financial volume(4)	55.664	61.033	(8.8)%
Brand volume(4)	56.525	59.946	(5.7)%
N/M = Not Meaningful
The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)Represents income (loss) before income taxes and net income (loss) attributable to MCBC adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
(2)Net income (loss) attributable to MCBC.
(3)Underlying net income (loss) attributable to MCBC per diluted share for the three and nine months ended September 30, 2025, were based on diluted shares of 198.5 million and 201.2 million, respectively. The underlying diluted share count includes incremental dilutive shares, using the treasury stock method, which are added to average shares outstanding.
(4)See Worldwide and Segment Brand and Financial Volume in the Appendix for definitions of financial volume and brand volume as well as the reconciliation from financial volume to brand volume.
QUARTERLY CONSOLIDATED HIGHLIGHTS (VERSUS THIRD QUARTER 2024 RESULTS)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended September 30, 2025, compared to September 30, 2024 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(6.0%)
Price and sales mix	2.7%
Currency	1.0%
Total consolidated net sales	(2.3%)

Net sales decreased 2.3%, driven by lower financial volume, partially offset by favorable price and sales mix and favorable foreign currency impacts. Net sales decreased 3.3% in constant currency.
Financial volume decreased 6.0%, primarily due to lower shipments in both the Americas and EMEA&APAC segments. Brand volume decreased 4.5%, including a 4.4% decrease in the Americas segment as well as a 5.0% decrease in the EMEA&APAC segment.
Price and sales mix favorably impacted net sales by 2.7%, primarily due to favorable sales mix and increased net pricing. Net sales per hectoliter increased 4.0% reported and 2.9% on a constant currency basis.
•Cost of goods sold ("COGS"): decreased 2.2% on a reported basis, primarily due to lower financial volume, partially offset by higher cost of goods sold per hectoliter and the unfavorable foreign currency impact of $19.4 million. COGS per hectoliter: increased 4.1% on a reported basis, primarily due to cost inflation related to materials and manufacturing expenses, unfavorable mix driven by lower contract brewing volume in the Americas segment and premiumization as well as volume deleverage, partially offset by cost savings initiatives and favorable changes in our unrealized mark-to-market commodity derivative positions. Underlying (Non-GAAP) COGS per hectoliter: increased 3.7% in constant currency, primarily due to cost inflation related to materials and manufacturing expenses, unfavorable mix and volume deleverage, partially offset by cost savings initiatives.
•Marketing, general & administrative ("MG&A"): increased 0.3% on a reported basis, primarily due to the timing of marketing investment and the unfavorable foreign currency impact of $6.7 million, partially offset by lower general and administrative expenses as a result of lower incentive compensation expense. Underlying (Non-GAAP) MG&A: decreased 0.6% in constant currency.
•Goodwill impairment: During the third quarter of 2025, we identified a triggering event that indicated it was more likely than not that the carrying value of the Americas reporting unit exceeded its fair value resulting in a $3,645.7 million partial goodwill impairment charge.
•Other operating income (expense), net: Other operating expense, net increased $209.4 million on a reported basis, primarily due to intangible asset impairments of $273.9 million, partially offset by the cycling of a prior year loss on the decision to wind down or sell certain of our U.S. craft businesses. During the third quarter of 2025, we identified triggering events that indicated that the carrying values of the Staropramen family of brands and the Blue Run Spirits asset group exceeded their respective fair values resulting in intangible asset impairment charges.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP loss before income taxes of $3,495.5 million declined $3,826.9 million on a reported basis from income before income taxes in the prior year, primarily due to a $3,645.7 million partial goodwill impairment charge, intangible asset impairments of $273.9 million, lower financial volume and cost inflation related to materials and manufacturing expenses, partially offset by the cycling of the prior year decision to wind down or sell certain of our U.S. craft businesses and related restructuring costs, cycling of a prior year $45.8 million adjustment recorded to interest expense to increase our mandatorily redeemable noncontrolling interest ("NCI") liability to the final redemption value related to the Cobra Beer Partnership, Ltd. ("CBPL") buyout, cycling of a prior year settlement loss of $34.0 million recorded as a result of Canadian pension plan annuity purchases, increased net pricing, cost savings initiatives and favorable mix.
•Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes decreased 11.9% in constant currency, primarily due to lower financial volume, cost inflation related to materials and manufacturing expenses, partially offset by increased net pricing, cost savings initiatives and favorable mix.
•Effective Tax Rate and Underlying (Non-GAAP) Effective Tax Rate

(Unaudited)	For the Three Months Ended
	September 30, 2025	September 30, 2024
U.S. GAAP effective tax rate	16%	31%
Underlying (Non-GAAP) effective tax rate(1)	22%	24%
(1)See Appendix for definitions and reconciliations of non-GAAP financial measures.

The decrease in our third quarter U.S. GAAP effective tax rate was primarily due to the impact of the $3,645.7 million partial goodwill impairment, which a portion of the goodwill was not deductible for tax purposes. The decrease was also due to the cycling of a $16.4 million valuation allowance which was recorded on deferred tax assets in the third quarter of 2024 as a result of the prior year decision to wind down or sell certain of our U.S. craft businesses and generated a capital loss for U.S. tax purposes, as well as the cycling of a $45.8 million increase in the mandatorily redeemable NCI liability of CBPL to the final redemption value, which was recorded to interest expense in the third quarter of 2024 and was non-deductible for tax purposes.
The decrease in our third quarter Underlying (Non-GAAP) effective tax rate was primarily driven by the impact of discrete tax benefits recorded during the third quarter of 2025.
•Net income (loss) attributable to MCBC per diluted share: Net loss attributable to MCBC per diluted share of $14.79 declined $15.75 from net income attributable to MCBC per diluted share in the prior year, primarily due to a higher U.S. GAAP loss before income taxes and a decrease in the weighted average diluted shares outstanding driven by share repurchases, partially offset by a decrease in the effective tax rate and the recording of a redemption value adjustment to net income (loss) attributable to noncontrolling interests.
•Underlying (Non-GAAP) net income (loss) attributable to MCBC per diluted share: Underlying net income attributable to MCBC per diluted share decreased 7.2%, primarily due to a lower underlying net income partially offset by a decrease in the weighted average diluted shares outstanding driven by share repurchases and a decrease in the underlying effective tax rate.
QUARTERLY SEGMENT HIGHLIGHTS (VERSUS THIRD QUARTER 2024 RESULTS)
Americas Segment Overview
The following tables highlight the Americas segment results for the three and nine months ended September 30, 2025, compared to September 30, 2024:

	For the Three Months Ended
($ in millions) (Unaudited)	September 30, 2025	September 30, 2024	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$2,260.0	$2,345.0	(3.6)	$(3.0)	(3.5)
Income (loss) before income taxes(1)	$(3,345.4)	$353.8	N/M	$(0.5)	N/M
Underlying income (loss) before income taxes(1)(2)	$387.8	$419.8	(7.6)	$(2.3)	(7.1)

	For the Nine Months Ended
($ in millions) (Unaudited)	September 30, 2025	September 30, 2024	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$6,646.6	$7,066.3	(5.9)	$(22.4)	(5.6)
Income (loss) before income taxes(1)	$(2,597.9)	$1,161.5	N/M	$(0.2)	N/M
Underlying income (loss) before income taxes(1)(2)	$1,104.8	$1,228.3	(10.1)	$(2.0)	(9.9)
N/M = Not Meaningful
The reported percent change and the constant currency percent change in the above tables are presented as (unfavorable) favorable.
(1)Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.

Americas Segment Highlights (Versus Third Quarter 2024 Results)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended September 30, 2025, compared to September 30, 2024 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(6.5%)
Price and sales mix	3.0%
Currency	(0.1%)
Total Americas net sales	(3.6%)

The percent change in the above table is presented as (unfavorable) favorable.
Net sales decreased 3.6%, driven by lower financial volume, partially offset by favorable price and sales mix. Net sales decreased 3.5% in constant currency.
Financial volume decreased 6.5%, primarily due to lower brand volume and an approximate 3% impact from lower contract brewing volume resulting from the exit of a contract brewing arrangement in the U.S. as well as a contract brewing arrangement in Canada at the end of 2024, partially offset by favorable timing of U.S. shipments. Americas brand volume decreased 4.4%, including a 4.9% decrease in the U.S., impacted by the macroeconomic environment resulting in industry softness as well as lower share performance.
Price and sales mix favorably impacted net sales by 3.0%, primarily due to favorable sales mix as a result of lower contract brewing volume and positive brand mix as well as increased net pricing. Net sales per hectoliter increased 3.1% reported and 3.2% on a constant currency basis.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP loss before income taxes of $3,345.4 million declined $3,699.2 million on a reported basis from income before income taxes in the prior year, primarily due to a $3,645.7 million partial goodwill impairment charge, a $75.3 million full impairment charge to our definite-lived intangible asset related to the Blue Run Spirits asset group, lower financial volume, cost inflation related to materials and manufacturing expenses, partially offset by the cycling of the prior year decision to wind down or sell certain of our U.S. craft businesses and related restructuring costs, favorable mix, increased net pricing and cost savings initiatives.
•Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes decreased 7.1% in constant currency, primarily due to lower financial volume and cost inflation related to materials and manufacturing expenses, partially offset by favorable mix, increased net pricing and cost savings initiatives.
EMEA&APAC Segment Overview
The following tables highlight the EMEA&APAC segment results for the three and nine months ended September 30, 2025, compared to September 30, 2024:

	For the Three Months Ended
($ in millions) (Unaudited)	September 30, 2025	September 30, 2024	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$721.0	$704.4	2.4	$33.5	(2.4)
Income (loss) before income taxes(1)	$(110.4)	$51.6	N/M	$(8.7)	N/M
Underlying income (loss) before income taxes(1)(2)	$89.2	$98.0	(9.0)	$6.0	(15.1)

	For the Nine Months Ended
($ in millions) (Unaudited)	September 30, 2025	September 30, 2024	Reported % Change	FX Impact	Constant Currency % Change (2)
Net sales(1)	$1,852.2	$1,842.4	0.5	$64.6	(3.0)
Income (loss) before income taxes(1)	$(64.8)	$121.8	N/M	$(1.3)	N/M
Underlying income (loss) before income taxes(1)(2)	$142.4	$161.7	(11.9)	$13.9	(20.5)
N/M = Not Meaningful
The reported percent change and the constant currency percent change in the above tables are presented as (unfavorable) favorable.
(1)Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)Represents income (loss) before income taxes adjusted for non-GAAP items. See Appendix for definitions and reconciliations of non-GAAP financial measures including constant currency.
EMEA&APAC Segment Highlights (Versus Third Quarter 2024 Results)
•Net sales: The following table highlights the drivers of the change in net sales for the three months ended September 30, 2025, compared to September 30, 2024 (in percentages):

Net Sales Drivers (unaudited)
Financial volume	(4.9%)
Price and sales mix	2.5%
Currency	4.8%
Total EMEA&APAC net sales	2.4%

The percent change in the above table is presented as (unfavorable) favorable.
Net sales increased 2.4%, driven by favorable foreign currency impacts as well as price and sales mix, partially offset by lower financial volume. Net sales decreased 2.4% in constant currency.
Financial and brand volume decreased 4.9% and 5.0%, respectively, primarily due to lower volume across all regions driven by soft market demand and a heightened competitive landscape.
Price and sales mix favorably impacted net sales by 2.5%, primarily due to premiumization, geographic mix and higher factored brand volume. Net sales per hectoliter increased 7.6% reported and 2.6% on a constant currency basis.
•U.S. GAAP income (loss) before income taxes: U.S. GAAP loss before income taxes of $110.4 million declined $162.0 million on a reported basis from income before income taxes in the prior year, primarily due to the partial impairment charge of $198.6 million to the indefinite-lived intangible asset related to the Staropramen family of brands, lower financial volume and unfavorable foreign currency impacts partially offset by the cycling of a prior year $45.8 million adjustment recorded to interest expense to increase our mandatorily redeemable NCI liability to the final redemption value related to the CBPL buyout and lower MG&A expense driven by lower incentive compensation and cost savings.
•Underlying (Non-GAAP) income (loss) before income taxes: Underlying income before income taxes decreased 15.1% in constant currency, primarily due to lower financial volume, partially offset by lower MG&A expense driven by lower incentive compensation and cost savings.
CASH FLOW AND LIQUIDITY HIGHLIGHTS
•U.S. GAAP cash from operations: Net cash provided by operating activities of $1,243.7 million for the nine months ended September 30, 2025, decreased $172.1 million compared to $1,415.8 million for the nine months ended September 30, 2024. The decrease in net cash provided by operating activities was primarily due to lower net income adjusted for non-cash items, a $60.6 million payment as final resolution of the Keystone litigation case and higher interest paid, partially offset by lower payments for prior year annual incentive compensation and lower income taxes paid primarily due to the passage of the One Big Beautiful Bill Act in the U.S.

•Underlying (Non-GAAP) free cash flow: Cash provided of $782.1 million for the nine months ended September 30, 2025, represents a decrease of $73.9 million from the prior year, which was primarily due to a decline in operating cash flows, partially offset by the $60.6 million payment (non-GAAP adjusted) as final resolution of the Keystone litigation case.
•Debt: Total debt as of September 30, 2025, was $6,292.0 million and cash and cash equivalents totaled $950.2 million, resulting in net debt of $5,341.8 million and a net debt to underlying EBITDA ratio of 2.28x. As of September 30, 2024, our net debt to underlying EBITDA ratio was 2.10x.
•Dividends: We paid cash dividends of $285.7 million and $279.4 million for the nine months ended September 30, 2025 and September 30, 2024, respectively.
•Share Repurchase Program: We paid $332.8 million and $437.4 million, including brokerage commissions, for share repurchases during the nine months ended September 30, 2025 and September 30, 2024, respectively.
2025 OUTLOOK
We continue to expect to achieve the following key financial targets for full year 2025 and we anticipate being at the low end of the range for certain of those key metrics:
•Net sales (high to low end of range): 3% to 4% decline on a constant currency basis anticipating being at the low end of the range.
•Underlying (Non-GAAP) income (loss) before income taxes (high to low end of range): 12% to 15% decline on a constant currency basis anticipating being at the low end of the range.
•Underlying (Non-GAAP) diluted earnings per share (high to low end of range): 7% to 10% decline anticipating being at the low end of the range.
•Underlying (Non-GAAP) net interest expense: $225 million, plus or minus 5%.
•Capital expenditures: $650 million incurred, plus or minus 5%.
•Underlying (Non-GAAP) free cash flow: $1.3 billion, plus or minus 10% anticipating being at the low end of the range.
•Underlying (Non-GAAP) depreciation and amortization: $675 million, plus or minus 5%.
•Underlying (Non-GAAP) effective tax rate: in the range of 22% to 24%.
SUBSEQUENT EVENT
On October 20, 2025, the Company announced an Americas restructuring plan designed to create a leaner, more agile Americas segment while advancing its ability to reinvest in the business and position the Company for future growth. The restructuring plan involves the planned elimination of approximately 400 salaried positions across the Americas segment by the end of December 2025. In connection with the restructuring, the Company currently expects to incur certain restructuring charges, in the range of $35 million to $50 million, which are expected to be future cash expenditures to be made over the next 12 months. Substantially all of the charges are expected to be related to severance payments and post-employment benefits to be incurred in the fourth quarter of 2025.
NOTES
Unless otherwise indicated in this release, all $ amounts are in U.S. Dollars, and all quarterly comparative results are for the Company’s third quarter ended September 30, 2025, compared to the third quarter ended September 30, 2024. Some numbers may not sum due to rounding.
CONTACTS

Investor Relations	News Media
Traci Mangini, (415) 308-0151	Rachel Gellman Johnson, (314) 452-9673

2025 THIRD QUARTER INVESTOR CONFERENCE CALL
Molson Coors Beverage Company will conduct an earnings conference call with financial analysts and investors at 8:30 a.m. Eastern Time today to discuss the Company’s 2025 third quarter results. The live webcast will be accessible via our website, ir.molsoncoors.com. An online replay of the webcast is expected to be posted within two hours following the live webcast. The Company will post this release and related financial statements on its website today.
OVERVIEW OF MOLSON COORS BEVERAGE COMPANY
For more than two centuries, we have brewed beverages that unite people to celebrate all life’s moments. From our core power brands Coors Light, Miller Lite, Coors Banquet, Molson Canadian, Carling and Ožujsko to our above premium brands including Madrí Excepcional, Staropramen, Blue Moon Belgian White and Leinenkugel’s Summer Shandy, to our economy and value brands like Miller High Life and Keystone Light, we produce many beloved and iconic beers. While our Company's history is rooted in beer, we offer a modern portfolio that expands beyond the beer aisle as well, including flavored beverages like Vizzy Hard Seltzer, spirits like Five Trail whiskey and non-alcoholic beverages. We also have partner brands, such as Simply Spiked, ZOA Energy, Fever-Tree, among others, through license, distribution, partnership and joint venture agreements. As a business, our ambition is to be the first choice for our people, our consumers and our customers, and our success depends on our ability to make our products available to meet a wide range of consumer segments and occasions.
To learn more about Molson Coors Beverage Company, visit molsoncoors.com.
ABOUT MOLSON COORS CANADA INC.
Molson Coors Canada Inc. ("MCCI") is a subsidiary of Molson Coors Beverage Company. MCCI Class A and Class B exchangeable shares offer substantially the same economic and voting rights as the respective classes of common shares of MCBC, as described in MCBC’s annual proxy statement and Form 10-K filings with the U.S. Securities and Exchange Commission. The trustee holder of the special Class A voting stock and the special Class B voting stock has the right to cast a number of votes equal to the number of then outstanding Class A exchangeable shares and Class B exchangeable shares, respectively.
FORWARD-LOOKING STATEMENTS
This press release includes “forward-looking statements” within the meaning of the U.S. federal securities laws. Generally, the words "expects," "intend," "goals," "plans," "believes," "confidence," "view," "continues," "may," "anticipate," "seek," "estimate," "outlook," "trends," "future benefits," "potential," "projects," "strategies," "implies," and variations of such words and similar expressions are intended to identify forward-looking statements. Statements that refer to projections of our future financial performance, our anticipated growth and trends in our businesses, and other characterizations of future events or circumstances are forward-looking statements, and include, but are not limited to, statements under the headings "CEO and CFO Perspectives" and "2025 Outlook," with respect to, among others, expectations and impacts of cost inflation and tariffs, limited consumer disposable income, consumer preferences, overall volume and market share trends, our competitive position, pricing trends, macroeconomic forces, beverage industry trends, cost reduction strategies including the Americas restructuring plan announced in October of 2025 and the expected benefits of the restructuring and estimated range of related savings, charges and position eliminations and timing of such savings, charges, and position eliminations, contributions by the President and Chief Executive Officer and related expectations (financial or otherwise), execution of our strategic priorities, shipment levels and profitability, the sufficiency of capital resources, anticipated results, expectations for funding future capital expenditures and operations, effective tax rate, debt service capabilities, timing and amounts of debt and leverage levels, Preserving the Planet and related initiatives, expectations regarding the impact of the One Big Beautiful Bill Act on our cash tax payments and expectations regarding future dividends and share repurchases. In addition, statements that we make in this press release that are not statements of historical fact may also be forward-looking statements.

Although the Company believes that the assumptions upon which its forward-looking statements are based are reasonable, it can give no assurance that these assumptions will prove to be correct. Important factors that could cause actual results to differ materially from the Company’s historical experience, and present projections and expectations are disclosed in the Company’s filings with the Securities and Exchange Commission (“SEC”), including the risks discussed in our filings with the SEC, including our most recent Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q. All forward-looking statements in this press release are expressly qualified by such cautionary statements and by reference to the underlying assumptions. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made. We do not undertake to update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.
MARKET AND INDUSTRY DATA
The market and industry data used, if any, in this press release are based on independent industry publications, customer specific data, trade or business organizations, reports by market research firms and other published statistical information from third parties, including Circana (formerly Information Resources, Inc.) for U.S. market data and Beer Canada for Canadian market data (collectively, the “Third Party Information”), as well as information based on management’s good faith estimates, which we derive from our review of internal information and independent sources. Such Third Party Information generally states that the information contained therein or provided by such sources has been obtained from sources believed to be reliable.

APPENDIX
STATEMENTS OF OPERATIONS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Operations

(In millions, except per share data) (Unaudited)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
Sales	$3,484.3	$3,603.3	$9,914.5	$10,490.7
Excise taxes	(510.8)	(560.6)	(1,436.1)	(1,599.3)
Net sales	2,973.5	3,042.7	8,478.4	8,891.4
Cost of goods sold	(1,800.0)	(1,840.2)	(5,172.1)	(5,395.5)
Gross profit	1,173.5	1,202.5	3,306.3	3,495.9
Marketing, general and administrative expenses	(686.7)	(684.7)	(2,033.0)	(2,067.8)
Goodwill impairment	(3,645.7)	—	(3,645.7)	—
Other operating income (expense), net	(275.2)	(65.8)	(300.3)	(59.4)
Equity income (loss)	3.0	(0.8)	11.5	(3.6)
Operating income (loss)	(3,431.1)	451.2	(2,661.2)	1,365.1
Interest income (expense), net	(56.0)	(93.1)	(171.1)	(192.7)
Other pension and postretirement benefit (cost), net	3.5	(26.6)	10.8	(11.9)
Other non-operating income (expense), net	(11.9)	(0.1)	37.2	(3.8)
Income (loss) before income taxes	(3,495.5)	331.4	(2,784.3)	1,156.7
Income tax benefit (expense)	558.6	(102.6)	394.8	(292.7)
Net income (loss)	(2,936.9)	228.8	(2,389.5)	864.0
Net (income) loss attributable to noncontrolling interests	9.3	(29.0)	11.6	(29.4)
Net income (loss) attributable to MCBC	$(2,927.6)	$199.8	$(2,377.9)	$834.6

Basic net income (loss) attributable to MCBC per share	$(14.79)	$0.96	$(11.87)	$3.98
Diluted net income (loss) attributable to MCBC per share	$(14.79)	$0.96	$(11.87)	$3.96

Weighted average shares outstanding - basic	197.9	207.2	200.4	209.9
Weighted average shares outstanding - diluted	197.9	208.0	200.4	211.0

Dividends per share	$0.47	$0.44	$1.41	$1.32

BALANCE SHEETS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets

(In millions, except par value) (Unaudited)	As of
	September 30, 2025	December 31, 2024
Assets
Current assets
Cash and cash equivalents	$950.2	$969.3
Trade receivables, net	842.5	693.1
Other receivables, net	151.3	149.8
Inventories, net	820.6	727.8
Other current assets, net	465.8	308.4
Total current assets	3,230.4	2,848.4
Property, plant and equipment, net	4,626.7	4,460.4
Goodwill	1,943.5	5,582.3
Other intangibles, net	12,015.0	12,195.2
Other assets	1,057.8	978.0
Total assets	$22,873.4	$26,064.3
Liabilities and equity
Current liabilities
Accounts payable and other current liabilities	$2,937.6	$3,013.0
Current portion of long-term debt and short-term borrowings	2,407.2	32.2
Total current liabilities	5,344.8	3,045.2
Long-term debt	3,884.8	6,113.9
Pension and postretirement benefits	409.5	416.7
Deferred tax liabilities	2,242.9	2,733.4
Other liabilities	322.6	302.4
Total liabilities	12,204.6	12,611.6
Redeemable noncontrolling interest	145.5	168.5
Molson Coors Beverage Company stockholders' equity
Capital stock
Preferred stock, $0.01 par value (authorized: 25.0 shares; none issued)	—	—
Class A common stock, $0.01 par value (authorized: 500.0 shares; issued and outstanding: 2.6 shares and 2.6 shares, respectively)	—	—
Class B common stock, $0.01 par value (authorized: 500.0 shares; issued: 216.1 shares and 215.5 shares, respectively)	2.2	2.1
Class A exchangeable shares, no par value (issued and outstanding: 2.7 shares and 2.7 shares, respectively)	100.8	100.8
Class B exchangeable shares, no par value (issued and outstanding: 7.1 shares and 7.2 shares, respectively)	266.9	271.1
Paid-in capital	7,239.5	7,223.6
Retained earnings	5,576.5	8,238.0
Accumulated other comprehensive income (loss)	(1,145.1)	(1,362.4)
Class B common stock held in treasury at cost (30.8 shares and 24.8 shares, respectively)	(1,715.7)	(1,380.8)
Total Molson Coors Beverage Company stockholders' equity	10,325.1	13,092.4
Noncontrolling interests	198.2	191.8
Total equity	10,523.3	13,284.2
Total liabilities and equity	$22,873.4	$26,064.3

CASH FLOW STATEMENTS - MOLSON COORS BEVERAGE COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows

(In millions) (Unaudited)	For the Nine Months Ended
	September 30, 2025	September 30, 2024
Cash flows from operating activities
Net income (loss) including noncontrolling interests	$(2,389.5)	$864.0
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities
Depreciation and amortization	530.2	512.1
Amortization of cloud computing arrangements	10.6	8.2
Amortization of debt issuance costs and discounts	3.8	4.1
Interest expense related to mandatorily redeemable noncontrolling interest	—	45.8
Share-based compensation	27.2	34.6
Goodwill impairment	3,645.7	—
(Gain) loss on sale or impairment of property, plant, equipment and other assets, net	267.4	37.3
Unrealized (gain) loss on foreign currency fluctuations, fair value investments and derivative instruments, net	(76.9)	(25.1)
Equity (income) loss	(11.5)	3.6
Income tax (benefit) expense	(394.8)	292.7
Income tax (paid) received	(99.6)	(116.7)
Interest expense, excluding amortization of debt issuance costs and discounts	181.8	169.7
Interest paid	(211.9)	(186.9)
Other non-cash items, net	(1.3)	—
Change in current assets and liabilities (net of impact of business combinations) and other	(237.5)	(227.6)
Net cash provided by (used in) operating activities	1,243.7	1,415.8
Cash flows from investing activities
Additions to property, plant and equipment	(533.7)	(563.0)
Proceeds from sales of property, plant, equipment and other assets	6.1	14.9
Acquisition of business, net of cash acquired	(22.3)	—
Other	(85.2)	17.8
Net cash provided by (used in) investing activities	(635.1)	(530.3)
Cash flows from financing activities
Dividends paid	(285.7)	(279.4)
Payments for purchases of treasury stock	(332.8)	(437.4)
Payments on debt and borrowings	(9.6)	(879.0)
Proceeds on debt and borrowings	—	863.7
Other	(18.5)	(12.7)
Net cash provided by (used in) financing activities	(646.6)	(744.8)
Effect of foreign exchange rate changes on cash and cash equivalents	18.9	12.1
Net increase (decrease) in cash and cash equivalents	(19.1)	152.8
Balance at beginning of year	969.3	868.9
Balance at end of period	$950.2	$1,021.7

SUMMARIZED SEGMENT RESULTS (hectoliter volume and $ in millions) (Unaudited)

Americas	Q3 2025	Q3 2024	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2025	YTD 2024	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales(1)	$2,260.0	$2,345.0	(3.6)	$(3.0)	(3.5)	$6,646.6	$7,066.3	(5.9)	$(22.4)	(5.6)
COGS(1)(2)	$(1,350.6)	$(1,403.1)	3.7	$1.7	3.6	$(3,988.9)	$(4,244.3)	6.0	$14.2	5.7
MG&A	$(522.3)	$(521.7)	(0.1)	$1.0	(0.3)	$(1,563.0)	$(1,589.1)	1.6	$8.1	1.1
Income (loss) before income taxes	$(3,345.4)	$353.8	N/M	$(0.5)	N/M	$(2,597.9)	$1,161.5	N/M	$(0.2)	N/M
Underlying income (loss) before income taxes(3)	$387.8	$419.8	(7.6)	$(2.3)	(7.1)	$1,104.8	$1,228.3	(10.1)	$(2.0)	(9.9)
Financial volume(1)(4)	13.738	14.695	(6.5)			40.787	45.001	(9.4)
Brand volume	14.698	15.367	(4.4)			41.667	43.928	(5.1)
EMEA&APAC	Q3 2025	Q3 2024	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2025	YTD 2024	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales(1)	$721.0	$704.4	2.4	$33.5	(2.4)	$1,852.2	$1,842.4	0.5	$64.6	(3.0)
COGS(1)(2)	$(468.2)	$(441.9)	(6.0)	$(21.2)	(1.2)	$(1,240.6)	$(1,195.4)	(3.8)	$(40.7)	(0.4)
MG&A	$(164.4)	$(163.0)	(0.9)	$(7.7)	3.9	$(470.0)	$(478.7)	1.8	$(13.4)	4.6
Income (loss) before income taxes	$(110.4)	$51.6	N/M	$(8.7)	N/M	$(64.8)	$121.8	N/M	$(1.3)	N/M
Underlying income (loss) before income taxes(3)	$89.2	$98.0	(9.0)	$6.0	(15.1)	$142.4	$161.7	(11.9)	$13.9	(20.5)
Financial volume(1)(4)	5.649	5.938	(4.9)			14.882	16.039	(7.2)
Brand volume	5.668	5.965	(5.0)			14.858	16.018	(7.2)
Unallocated & Eliminations	Q3 2025	Q3 2024	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2025	YTD 2024	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales	$(7.5)	$(6.7)	(11.9)	$—	(11.9)	$(20.4)	$(17.3)	(17.9)	—	(17.9)
COGS(2)	$18.8	$4.8	291.7	$0.1	289.6	$57.4	$44.2	29.9	$(0.1)	30.1
Income (loss) before income taxes	$(39.7)	$(74.0)	46.4	$0.2	46.1	$(121.6)	$(126.6)	3.9	$(3.4)	6.6
Underlying income (loss) before income taxes(3)	$(51.0)	$(38.3)	(33.2)	$0.1	(33.4)	$(158.6)	$(120.5)	(31.6)	$(3.3)	(28.9)
Financial volume	(0.002)	(0.004)	N/M			(0.005)	(0.007)	N/M
Consolidated	Q3 2025	Q3 2024	Reported % Change	FX Impact	Constant Currency % Change(3)	YTD 2025	YTD 2024	Reported % Change	FX Impact	Constant Currency % Change(3)
Net sales	$2,973.5	$3,042.7	(2.3)	$30.5	(3.3)	$8,478.4	$8,891.4	(4.6)	$42.2	(5.1)
COGS	$(1,800.0)	$(1,840.2)	2.2	$(19.4)	3.2	$(5,172.1)	$(5,395.5)	4.1	$(26.6)	4.6
MG&A	$(686.7)	$(684.7)	(0.3)	$(6.7)	0.7	$(2,033.0)	$(2,067.8)	1.7	$(5.3)	1.9
Income (loss) before income taxes	$(3,495.5)	$331.4	N/M	$(9.0)	N/M	$(2,784.3)	$1,156.7	N/M	$(4.9)	N/M
Underlying income (loss) before income taxes(3)	$426.0	$479.5	(11.2)	$3.8	(11.9)	$1,088.6	$1,269.5	(14.2)	$8.6	(14.9)
Financial volume(4)	19.385	20.629	(6.0)			55.664	61.033	(8.8)
Brand volume	20.366	21.332	(4.5)			56.525	59.946	(5.7)
N/M = Not Meaningful

The reported percent change and the constant currency percent change in the above table are presented as (unfavorable) favorable.
(1)Includes gross inter-segment volumes, sales and purchases, which are eliminated in the consolidated totals.
(2)The unrealized changes in fair value on our commodity swaps, which are economic hedges, are recorded as COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(3)Represents income (loss) before taxes adjusted for non-GAAP items. See the Non-GAAP Measures and Reconciliations section for definitions and reconciliations of non-GAAP financial measures including constant currency.
(4)Financial volume in hectoliters for the Americas and EMEA&APAC segments excludes royalty volume of 0.701 million hectoliters and 0.347 million hectoliters, respectively, for the three months ended September 30, 2025 and excludes royalty volume of 0.626 million hectoliters and 0.356 million hectoliters, respectively, for the three months ended September 30, 2024. Financial volume in hectoliters for the Americas and EMEA&APAC segments excludes royalty volume of 2.067 million hectoliters and 0.903 million hectoliters, respectively, for the nine months ended September 30, 2025 and excludes royalty volume of 1.795 million hectoliters and 0.899 million hectoliters respectively, for the nine months ended September 30, 2024.
WORLDWIDE AND SEGMENT BRAND AND FINANCIAL VOLUME (in millions of hectoliters) (Unaudited)

	For the Three Months Ended
Americas	September 30, 2025	September 30, 2024	Change
Financial Volume	13.738	14.695	(6.5)%
Contract brewing and wholesale/factored volume	(0.401)	(0.804)	(50.1)%
Royalty volume	0.701	0.626	12.0%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	0.660	0.850	(22.4)%
Total Americas Brand Volume	14.698	15.367	(4.4)%

EMEA&APAC	September 30, 2025	September 30, 2024	Change
Financial Volume	5.649	5.938	(4.9)%
Contract brewing and wholesale/factored volume	(0.328)	(0.329)	(0.3)%
Royalty volume	0.347	0.356	(2.5)%
Total EMEA&APAC Brand Volume	5.668	5.965	(5.0)%

Consolidated	September 30, 2025	September 30, 2024	Change
Financial Volume	19.385	20.629	(6.0)%
Contract brewing and wholesale/factored volume	(0.729)	(1.133)	(35.7)%
Royalty volume	1.048	0.982	6.7%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other	0.662	0.854	(22.5)%
Total Worldwide Brand Volume	20.366	21.332	(4.5)%

	For the Nine Months Ended
Americas	September 30, 2025	September 30, 2024	Change
Financial Volume	40.787	45.001	(9.4)%
Contract brewing and wholesale/factored volume	(1.201)	(2.604)	(53.9)%
Royalty volume	2.067	1.795	15.2%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other(1)	0.014	(0.264)	N/M
Total Americas Brand Volume	41.667	43.928	(5.1)%

EMEA&APAC	September 30, 2025	September 30, 2024	Change
Financial Volume	14.882	16.039	(7.2)%
Contract brewing and wholesale/factored volume	(0.927)	(0.920)	0.8%
Royalty volume	0.903	0.899	0.4%
Total EMEA&APAC Brand Volume	14.858	16.018	(7.2)%

Consolidated	September 30, 2025	September 30, 2024	Change
Financial Volume	55.664	61.033	(8.8)%
Contract brewing and wholesale/factored volume	(2.128)	(3.524)	(39.6)%
Royalty volume	2.970	2.694	10.2%
Sales-To-Wholesaler to Sales-To-Retail adjustment and other	0.019	(0.257)	N/M
Total Worldwide Brand Volume	56.525	59.946	(5.7)%

N/M = Not Meaningful
(1)Includes gross inter-segment volumes which are eliminated in the consolidated totals.
Worldwide brand volume (or "brand volume" when discussed by segment) reflects owned or actively managed brands sold to unrelated external customers within our geographic markets (net of returns and allowances), royalty volume and our proportionate share of equity investment worldwide brand volume calculated consistently with MCBC owned volume. Financial volume represents owned or actively managed brands sold to unrelated external customers within our geographical markets, net of returns and allowances as well as contract brewing, wholesale non-owned brand volume and company-owned distribution volume. Contract brewing and wholesale/factored volume is included within financial volume, but is removed from worldwide brand volume, as this is non-owned volume for which we do not directly control performance. Factored volume in our EMEA&APAC segment represents the distribution of beer, wine, spirits and other products owned and produced by other companies to the on-premise channel such as bars and restaurants, which is a common arrangement in the U.K. Royalty volume consists of our brands produced and sold by third parties under various license and contract brewing agreements and, because this is owned volume, it is included in worldwide brand volume. Our worldwide brand volume definition also includes an adjustment from Sales-to-Wholesaler ("STW") volume to Sales-to-Retailer ("STR") volume. We believe the brand volume metric is important because, unlike financial volume and STWs, it provides the closest indication of the performance of our brands in relation to market and competitor sales trends.
We also utilize net sales per hectoliter and COGS per hectoliter, as well as the year over year changes in these metrics, as key metrics for analyzing our results. These metrics are calculated as net sales and COGS per our unaudited condensed consolidated statements of operations divided by financial volume for the respective period. We believe these metrics are important and useful for investors and management because it provides an indication of the trends of price and sales mix on our net sales and the trends of mix and other cost impacts on our COGS.

NON-GAAP MEASURES AND RECONCILIATIONS
Use of Non-GAAP Measures
In addition to financial measures presented on the basis of accounting principles generally accepted in the U.S. (“U.S. GAAP”), we also use non-GAAP financial measures, as listed and defined below, for operational and financial decision making and to assess Company and segment business performance. These non-GAAP measures should be viewed as supplements to (not substitutes for) our results of operations presented under U.S. GAAP. We have provided reconciliations of all historical non-GAAP measures to their nearest U.S. GAAP measure and have consistently applied the adjustments within our reconciliations in arriving at each non-GAAP measure.
Our management uses these metrics to assist in comparing performance from period to period on a consistent basis; as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations; in communications with the Board of Directors, stockholders, analysts and investors concerning our financial performance; as useful comparisons to the performance of our competitors; and as metrics of certain management incentive compensation calculations. We believe these measures are used by, and are useful to, investors and other users of our financial statements in evaluating our operating performance.
•Underlying Income (Loss) before Income Taxes (Closest GAAP Metric: Income (Loss) Before Income Taxes) – Measure of the Company’s or segment's income (loss) before income taxes excluding the impact of certain non-GAAP adjustment items from our U.S. GAAP financial statements. Non-GAAP adjustment items include goodwill and other intangible and tangible asset impairments, certain restructuring and integration related costs, unrealized mark-to-market gains and losses, adjustments to the redemption value of mandatorily redeemable noncontrolling interests, potential or incurred losses related to certain litigation accruals and settlements, impacts of settlement charges related to annuity purchases and gains and losses on sales of non-operating assets, among other items included in our U.S. GAAP results that warrant adjustment to arrive at non-GAAP results. We consider these items to be necessary adjustments for purposes of evaluating our ongoing business performance and are often considered non-recurring. Such adjustments are subjective, involve significant management judgment and can vary substantially from company to company.
•Underlying COGS (Closest GAAP Metric: COGS) – Measure of the Company’s COGS adjusted to exclude non-GAAP adjustment items (as defined above). Non-GAAP adjustment items include, among other items, unrealized mark-to-market gains and losses on our commodity derivative instruments, which are economic hedges, and are recorded through COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivatives without the resulting unrealized mark-to-market volatility.
We also use underlying COGS per hectoliter, as well as the year over year change in such metric, as a key metric for analyzing our results. This metric is calculated as underlying COGS divided by financial volume for the respective period.
•Underlying MG&A (Closest GAAP Metric: MG&A) – Measure of the Company’s MG&A expense excluding the impact of certain non-GAAP adjustment items (as defined above).
•Underlying net interest income (expense) (Closest GAAP Metric: Interest income (expense), net) – Measure of the Company's net interest expense adjusted to exclude adjustments to the redemption value of mandatorily redeemable noncontrolling interests.
•Underlying net income (loss) attributable to MCBC (Closest GAAP Metric: Net income (loss) attributable to MCBC) – Measure of net income (loss) attributable to MCBC excluding the impact of income (loss) before income tax non-GAAP adjustment items (as defined above), adjustments to the carrying value of redeemable noncontrolling interests resulting from subsequent changes in the redemption value of such interests, the related tax effects of non-GAAP adjustment items and certain other discrete tax items.

•Underlying net income (loss) attributable to MCBC per diluted share (also referred to as Underlying Diluted Earnings per Share) (Closest GAAP Metric: Net income (loss) attributable to MCBC per diluted share) – Measure of underlying net income (loss) attributable to MCBC (as defined above) per diluted share. If applicable, a reported net loss attributable to MCBC per diluted share is calculated using the basic share count due to dilutive shares being antidilutive. If underlying net income (loss) attributable to MCBC becomes income excluding the impact of our non-GAAP adjustment items, we include the incremental dilutive shares, using the treasury stock method, into the dilutive shares outstanding.
•Underlying effective tax rate (Closest GAAP Metric: Effective Tax Rate) – Measure of the Company’s effective tax rate excluding the related tax impact of pre-tax non-GAAP adjustment items (as defined above) and certain other discrete tax items. Discrete tax items include certain significant tax audit and prior year reserve adjustments, impact of significant tax legislation and tax rate changes and significant non-recurring and period specific tax items.
•Underlying free cash flow (Closest GAAP Metric: Net Cash Provided by (Used in) Operating Activities) – Measure of the Company’s operating cash flow calculated as Net Cash Provided by (Used In) Operating Activities less Additions to property, plant and equipment and excluding the pre-tax cash flow impact of certain non-GAAP adjustment items (as defined above). We consider underlying free cash flow an important measure of our ability to generate cash, grow our business and enhance shareholder value, driven by core operations and after adjusting for non-GAAP adjustment items, which can vary substantially from company to company depending upon accounting methods, book value of assets and capital structure.
•Underlying depreciation and amortization (Closest GAAP Metric: Depreciation & Amortization) – Measure of the Company’s depreciation and amortization excluding the impact of non-GAAP adjustment items (as defined above). These adjustments primarily consist of accelerated depreciation or amortization taken related to the Company’s strategic exit or restructuring activities.
•Net debt and net debt to underlying earnings before interest, taxes, depreciation, and amortization ("underlying EBITDA") (Closest GAAP Metrics: Cash, Debt, & Net Income (Loss)) – Measure of the Company’s leverage calculated as net debt (defined as current portion of long-term debt and short-term borrowings plus long-term debt less cash and cash equivalents) divided by the trailing twelve month underlying EBITDA. Underlying EBITDA is calculated as Net income (loss) excluding Interest expense (income), net, Income tax expense (benefit), depreciation and amortization and the impact of non-GAAP adjustment items (as defined above). Effective January 1, 2025, on a prospective basis, Underlying EBITDA excludes amortization of cloud-based software implementation costs. This measure is not the same as the Company’s maximum leverage ratio as defined under its revolving credit facility, which allows for other adjustments in the calculation of net debt to EBITDA.
•Constant currency - Constant currency is a non-GAAP measure utilized to measure performance, excluding the impact of translational and certain transactional foreign currency movements, and is intended to be indicative of results in local currency. As we operate in various foreign countries where the local currency may strengthen or weaken significantly versus the U.S. dollar or other currencies used in operations, we utilize a constant currency measure as an additional metric to evaluate the underlying performance of each business without consideration of foreign currency movements. We present all percentage changes for net sales, underlying COGS, underlying MG&A and underlying income (loss) before income taxes in constant currency and calculate the impact of foreign exchange by translating our current period local currency results (that also include the impact of the comparable prior period currency hedging activities) at the average exchange rates during the respective period throughout the year used to translate the financial statements in the comparable prior year period. The result is the current period results in U.S. dollars, as if foreign exchange rates had not changed from the prior year period. Additionally, we exclude any transactional foreign currency impacts, reported within the other non-operating income (expense), net line item, from our current period results.
Our guidance or long-term targets for any of the measures noted above are also non-GAAP financial measures that exclude or otherwise have been adjusted for non-GAAP adjustment items from our U.S. GAAP financial statements. When we provide guidance for any of the various non-GAAP metrics described above, we do not provide reconciliations of the U.S. GAAP measures as we are unable to predict with a reasonable degree of certainty the actual impact of the non-GAAP adjustment items. By their very nature, non-GAAP adjustment items are difficult to anticipate with precision because they are generally associated with unexpected and unplanned events that impact our Company and its financial results. Therefore, we are unable to provide a reconciliation of these measures without unreasonable efforts.

RECONCILIATION TO NEAREST U.S. GAAP MEASURES
Reconciliation by Line Item

(In millions, except per share data) (Unaudited)	For the Three Months Ended September 30, 2025
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share(4)
Reported (U.S. GAAP)	$(1,800.0)	$(686.7)	$(3,495.5)	$(2,927.6)	$(14.79)
Non-GAAP adjustments (pre-tax)
Goodwill impairment(1)	—	—	3,645.7	3,568.2	17.98
Intangible and tangible asset impairments, excluding goodwill(2)	—	—	273.9	255.0	1.28
Restructuring	—	—	1.3	1.3	0.01
Unrealized mark-to-market (gains) losses	(11.3)	—	(11.3)	(11.3)	(0.06)
Other items(3)	—	—	11.9	11.9	0.06
Tax effects of income before income tax non-GAAP adjustments and discrete tax items	—	—	—	(649.3)	(3.27)
Adjustment for redeemable noncontrolling interest recorded to the redemption value(1)(2)	—	—	—	82.6	0.42
Underlying (Non-GAAP)	$(1,811.3)	$(686.7)	$426.0	$330.8	$1.67

(1)    During the three months ended September 30, 2025, we identified a triggering event that indicated it was more likely than not that the carrying value of the Americas reporting unit exceeded its fair value. As a result, we recorded a partial goodwill impairment loss of $3,645.7 million, of which $77.5 million was attributable to noncontrolling interests.
(2)    During the three months ended September 30, 2025, we identified a triggering event for the Blue Run Spirits asset group in the Americas segment and the Staropramen family of brands in the EMEA&APAC segment. As a result, we recorded intangible impairment losses totaling $273.9 million, of which $18.9 million was attributable to a noncontrolling interest.
(3)    During the first quarter of 2025, we made an investment in Fevertree Drinks plc and hold a minority interest. During the three months ended September 30, 2025, we recorded an unrealized loss of $11.9 million resulting from the change in the fair value of the investment.
(4)     Due to the reported net loss attributable to MCBC, the reported diluted per shares calculated for the three months ended September 30, 2025, used a share count of 197.9 million shares. Due to underlying net income attributable to MCBC, the adjustments to arrive at underlying per diluted share as well as underlying income per diluted share for the three months ended September 30, 2025, used a share count of 198.5 million shares. Due to the differing share counts used to calculate the earnings per share impact, the earnings per share totals in the tables are not expected to sum.

(In millions, except per share data) (Unaudited)	For the Three Months Ended September 30, 2024
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Net income (loss) attributable to MCBC per diluted share
Reported (U.S. GAAP)	$(1,840.2)	$(684.7)	$331.4	$199.8	$0.96
Non-GAAP adjustments (pre-tax)
Restructuring(1)	—	—	24.1	24.1	0.12
(Gains) losses on disposals and other(1)	—	—	41.7	41.7	0.20
Unrealized mark-to-market (gains) losses	1.7	—	1.7	1.7	0.01
Other items(2)(3)	—	0.8	80.6	80.6	0.39
Tax effects of income before income tax non-GAAP adjustments and discrete tax items	—	—	—	(10.1)	(0.05)
Adjustment for redeemable noncontrolling interest recorded to the redemption value(3)	—	—	—	36.6	0.18
Underlying (Non-GAAP)	$(1,838.5)	$(683.9)	$479.5	$374.4	$1.80

(1)    During the third quarter of 2024, we made the decision to wind down or sell certain of our U.S. craft businesses and related facilities and recorded employee-related and asset abandonment charges, including accelerated depreciation in excess of normal depreciation. We also recognized a loss of $41.1 million related to the disposal of the sold businesses.
(2)    During the three months ended September 30, 2024, we recorded a non-cash pension settlement loss of $34.0 million within other pension and postretirement benefits (costs), net in Unallocated as a result of annuity purchases for two of our Canadian pension plans.
(3)    During the three months ended September 30, 2024, we recorded an increase in interest expense within our EMEA&APAC segment driven by a $45.8 million adjustment recorded to interest expense to increase our mandatorily redeemable NCI liability to the final redemption value related to the buyout of the remaining ownership interest in CBPL. In addition, we recorded a $36.6 million adjustment to net (income) loss attributable to noncontrolling interests related to the change in redemption value of CBPL.

(In millions, except per share data) (Unaudited)	For the Nine Months Ended September 30, 2025
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share(5)
Reported (U.S. GAAP)	$(5,172.1)	$(2,033.0)	$(2,784.3)	$(2,377.9)	$(11.87)
Non-GAAP adjustments (pre-tax)
Goodwill impairment(1)	—	—	3,645.7	3,568.2	17.73
Intangible and tangible asset impairments, excluding goodwill(2)	—	—	273.9	255.0	1.27
Restructuring(3)	—	—	29.3	29.3	0.15
(Gains) losses on disposals and other	—	—	0.6	0.6	—
Unrealized mark-to-market (gains) losses	(37.0)	—	(37.0)	(37.0)	(0.18)
Other items(4)	—	(0.2)	(39.6)	(39.6)	(0.20)
Tax effects of income before income tax non-GAAP adjustments and discrete tax items	—	—	—	(637.3)	(3.17)
Adjustment for redeemable noncontrolling interest recorded to the redemption value(1)(2)	—	—	—	83.5	0.42
Underlying (Non-GAAP)	$(5,209.1)	$(2,033.2)	$1,088.6	$844.8	$4.20

(1)    During the nine months ended September 30, 2025, we identified a triggering event that indicated it was more likely than not that the carrying value of the Americas reporting unit exceeded its fair value. As a result, we recorded a partial goodwill impairment loss of $3,645.7 million, of which $77.5 million was attributable to noncontrolling interests.
(2)    During the nine months ended September 30, 2025, we identified a triggering event for the Blue Run Spirits asset group in the Americas segment and the Staropramen family of brands in the EMEA&APAC segment. As a result, we recorded intangible impairment losses totaling $273.9 million, of which $18.9 million was attributable to a noncontrolling interest.
(3)    During the third quarter of 2024, we made the decision to wind down or sell certain of our U.S. craft businesses and related facilities and recorded employee-related and asset abandonment charges, including accelerated depreciation in excess of normal depreciation. As a result, during the first quarter of 2025, we incurred incremental accelerated depreciation in excess of normal depreciation of $17.9 million. Restructuring charges related to these actions are substantially complete and any remaining future charges are expected to be immaterial.
(4)    During the first quarter of 2025, we made an investment in Fevertree Drinks plc and hold a minority interest. During the nine months ended September 30, 2025, we recorded an unrealized gain of $39.3 million resulting from the change in the fair value of the investment.
(5)     Due to the reported net loss attributable to MCBC, the reported diluted per shares calculated for the nine months ended September 30, 2025, used a share count of 200.4 million shares. Due to underlying net income attributable to MCBC, the adjustments to arrive at underlying per diluted share as well as underlying income per diluted share for the nine months ended September 30, 2025, used a share count of 201.2 million shares. Due to the differing share counts used to calculate the earnings per share impact, the earnings per share totals in the tables are not expected to sum.

(In millions, except per share data) (Unaudited)	For the Nine Months Ended September 30, 2024
	Cost of goods sold	Marketing, general and administrative expenses	Income (loss) before income taxes	Net income (loss) attributable to MCBC	Diluted earnings per share
Reported (U.S. GAAP)	$(5,395.5)	$(2,067.8)	$1,156.7	$834.6	$3.96
Non-GAAP adjustments (pre-tax)
Restructuring(1)	—	—	23.0	23.0	0.11
(Gains) losses on disposals and other(1)	—	—	36.4	36.4	0.17
Unrealized mark-to-market (gains) losses	(27.9)	—	(27.9)	(27.9)	(0.13)
Other items(2)(3)	—	1.7	81.3	81.3	0.39
Tax effects of income before income tax non-GAAP adjustments and discrete tax items	—	—	—	(2.6)	(0.01)
Adjustment for redeemable noncontrolling interest recorded to the redemption value(3)	—	—	—	36.6	0.17
Underlying (Non-GAAP)	$(5,423.4)	$(2,066.1)	$1,269.5	$981.4	$4.65

(1)    During the third quarter of 2024, we made the decision to wind down or sell certain of our U.S. craft businesses and related facilities and recorded employee-related and asset abandonment charges, including accelerated depreciation in excess of normal depreciation. We also recognized a loss of $41.1 million related to the disposal of the sold businesses.
(2)    During the three months ended September 30, 2024, we recorded a non-cash pension settlement loss of $34.0 million within other pension and postretirement benefits (costs), net in Unallocated as a result of annuity purchases for two of our Canadian pension plans.
(3)    During the three months ended September 30, 2024, we recorded an increase in interest expense within our EMEA&APAC segment driven by a $45.8 million adjustment recorded to interest expense to increase our mandatorily redeemable NCI liability to the final redemption value related to the buyout of the remaining ownership interest in CBPL. In addition, we recorded a $36.6 million adjustment to net (income) loss attributable to noncontrolling interests related to the change in redemption value of CBPL.
Reconciliation to Underlying (Non-GAAP) Income (Loss) Before Income Taxes by Segment

(In millions) (Unaudited)	For the Three Months Ended September 30, 2025
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$(3,345.4)	$(110.4)	$(39.7)	$(3,495.5)
Cost of goods sold(1)	—	—	(11.3)	(11.3)
Goodwill impairment	3,645.7	—	—	3,645.7
Other non-GAAP adjustment items(2)	87.5	199.6	—	287.1
Total non-GAAP adjustment items	$3,733.2	$199.6	$(11.3)	$3,921.5
Underlying (Non-GAAP) income (loss) before income taxes	$387.8	$89.2	$(51.0)	$426.0

(In millions) (Unaudited)	For the Three Months Ended September 30, 2024
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$353.8	$51.6	$(74.0)	$331.4
Cost of goods sold(1)	—	—	1.7	1.7
Marketing, general & administrative	0.7	0.1	—	0.8
Other non-GAAP adjustment items(2)	65.3	46.3	34.0	145.6
Total non-GAAP adjustment items	$66.0	$46.4	$35.7	$148.1
Underlying (Non-GAAP) income (loss) before income taxes	$419.8	$98.0	$(38.3)	$479.5

(In millions) (Unaudited)	For the Nine Months Ended September 30, 2025
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$(2,597.9)	$(64.8)	$(121.6)	$(2,784.3)
Cost of goods sold(1)	—	—	(37.0)	(37.0)
Marketing, general & administrative	(0.2)	—	—	(0.2)
Goodwill impairment	3,645.7	—	—	3,645.7
Other non-GAAP adjustment items(2)	57.2	207.2	—	264.4
Total non-GAAP adjustment items	$3,702.7	$207.2	$(37.0)	$3,872.9
Underlying (Non-GAAP) income (loss) before income taxes	$1,104.8	$142.4	$(158.6)	$1,088.6

(In millions) (Unaudited)	For the Nine Months Ended September 30, 2024
	Americas	EMEA&APAC	Unallocated	Consolidated
U.S. GAAP Income (loss) before income taxes	$1,161.5	$121.8	$(126.6)	$1,156.7
Cost of goods sold(1)	—	—	(27.9)	(27.9)
Marketing, general & administrative	1.7	—	—	1.7
Other non-GAAP adjustment items(2)	65.1	39.9	34.0	139.0
Total non-GAAP adjustment items	$66.8	$39.9	$6.1	$112.8
Underlying (Non-GAAP) income (loss) before income taxes	$1,228.3	$161.7	$(120.5)	$1,269.5

(1)Reflects changes in our mark-to-market positions on our derivative hedges recorded as COGS within Unallocated. As the exposure we are managing is realized, we reclassify the gain or loss to the segment in which the underlying exposure resides, allowing our segments to realize the economic effects of the derivative without the resulting unrealized mark-to-market volatility.
(2)See the Reconciliations by Line Item table for further information on our non-GAAP adjustments.

Underlying (Non-GAAP) Depreciation and Amortization Reconciliation

(In millions) (Unaudited)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
U.S. GAAP Depreciation and amortization	$(179.8)	$(175.4)	$(530.2)	$(512.1)
Accelerated depreciation(1)	—	9.9	17.9	9.9
Underlying (Non-GAAP) depreciation and amortization	$(179.8)	$(165.5)	$(512.3)	$(502.2)

The U.S. GAAP depreciation and amortization figures in the above table are presented as (expenses) and excludes the amortization related to cloud-based software implementation costs.
(1)During the third quarter of 2024, we made the decision to wind down or sell certain of our U.S. craft businesses and related facilities within the Americas segment. As a result, we recorded employee-related and asset abandonment charges, including accelerated depreciation in excess of normal depreciation of $17.9 million for the nine months ended September 30, 2025, and $9.9 million for the three and nine months ended 2024.
Underlying (Non-GAAP) Net Interest Income (Expense) Reconciliation

(In millions) (Unaudited)	For the Three Months Ended		For the Nine Months Ended
	September 30, 2025	September 30, 2024	September 30, 2025	September 30, 2024
U.S. GAAP Interest income (expense), net	$(56.0)	$(93.1)	$(171.1)	$(192.7)
Adjustment to the redemption value of mandatorily redeemable noncontrolling interest(1)	—	45.8	—	45.8
Underlying (Non-GAAP) net interest income (expense)	$(56.0)	$(47.3)	$(171.1)	$(146.9)

(1)During the three months ended September 30, 2024, we recorded an increase in interest expense driven by a $45.8 million adjustment recorded to interest expense to increase our mandatorily redeemable NCI liability related to CBPL to its final redemption value.
Underlying (Non-GAAP) Effective Tax Rate Reconciliation

(Unaudited)	For the Three Months Ended
	September 30, 2025	September 30, 2024
U.S. GAAP Effective tax rate	16%	31%
Tax effect of non-GAAP adjustment items and discrete tax items(1)	6%	(7%)
Underlying (Non-GAAP) effective tax rate	22%	24%

(1)Adjustments related to the tax effect of non-GAAP adjustments for the three months ended September 30, 2025 primarily included the impact of the $3,645.7 million partial goodwill impairment which a portion of the goodwill was not deductible for tax purposes. Adjustments related to the tax effect of non-GAAP adjustments for the three months ended September 30, 2024 included a non-deductible $45.8 million adjustment recorded to interest expense to increase the mandatorily redeemable NCI liability related to CBPL to the final redemption value in the third quarter of 2024 as well as a valuation allowance on deferred tax assets recorded in the third quarter of 2024 from the prior year decision to sell certain of our U.S. craft businesses.
Underlying (Non-GAAP) Free Cash Flow

(In millions) (Unaudited)	For the Nine Months Ended
	September 30, 2025	September 30, 2024
U.S. GAAP Net cash provided by (used in) operating activities	$1,243.7	$1,415.8
Additions to property, plant and equipment, net(1)	(533.7)	(563.0)
Cash impact of non-GAAP adjustment items(2)	72.1	3.2
Underlying (Non-GAAP) free cash flow	$782.1	$856.0

(1)Included in net cash provided by (used in) investing activities.
(2)Included in net cash provided by (used in) operating activities and reflects the $60.6 million payment as final resolution of the Keystone litigation case paid during the three months ended March 31, 2025. Additionally, includes costs paid for restructuring activities for the nine months ended September 30, 2025 and September 30, 2024.
Net Debt (Non-GAAP) and Net Debt (Non-GAAP) to Underlying (Non-GAAP) EBITDA Ratio

(In millions except net debt (Non-GAAP) to underlying (Non-GAAP) EBITDA ratio) (Unaudited)	As of
	September 30, 2025	September 30, 2024
U.S. GAAP Current portion of long-term debt and short-term borrowings	$2,407.2	$37.7
Add: Long-term debt	3,884.8	6,203.0
Less: Cash and cash equivalents	950.2	1,021.7
Net debt (Non-GAAP)	$5,341.8	$5,219.0
Q3 Underlying EBITDA	665.4	692.3
Q2 Underlying EBITDA	763.9	750.1
Q1 Underlying EBITDA	353.3	476.2
Q4 Underlying EBITDA	558.5	566.1
Underlying (Non-GAAP) EBITDA(1)	$2,341.1	$2,484.7
Net debt (Non-GAAP) to underlying (Non-GAAP) EBITDA ratio	2.28	2.10

(1)Represents underlying EBITDA on a trailing twelve month basis.

Underlying (Non-GAAP) EBITDA Reconciliation

(In millions) (Unaudited)	For the Three Months Ended
	September 30, 2025	September 30, 2024
U.S. GAAP Net income (loss)	$(2,936.9)	$228.8
Interest expense (income), net	56.0	93.1
Income tax expense (benefit)	(558.6)	102.6
Depreciation and amortization	179.8	175.4
Amortization of cloud computing arrangements	3.6	—
Non-GAAP adjustments to arrive at underlying (Non-GAAP) EBITDA(1)	3,921.5	92.4
Underlying (Non-GAAP) EBITDA	$665.4	$692.3

(1)Includes pre-tax non-GAAP adjustments to Net income (loss) as described in other non-GAAP reconciliation tables above excluding non-GAAP adjustments to interest expense (income), net and depreciation and amortization. See the (i) Reconciliations to Nearest U.S. GAAP Measures by Line Item, (ii) Underlying Depreciation and Amortization Reconciliation and (iii) Underlying Net Interest Income (Expense) Reconciliation tables for further information on our non-GAAP adjustments.